Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com
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March 16, 2015	Houston London Los Angeles Madrid	Singapore Tokyo Washington, D.C.

Virgin America Inc.

555 Airport Boulevard

Burlingame, California 94010

Re:	Form S-1 Registration Statement; Public Offering of Shares of Common Stock of Virgin America Inc.

Ladies and Gentlemen:

We have acted as special counsel to Virgin America Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 5,580,883 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), 4,852,942 of which are being offered by certain stockholders (the “Selling Stockholders”) of the Company (the “Selling Stockholder Shares”) and 727,941 shares of Common Stock which may be purchased by the underwriters pursuant to an over-allotment option to purchase additional shares granted by certain of the Selling Stockholders (together with the Selling Stockholder Shares, the “Shares”). The term “Shares” shall include any additional shares of Common Stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”) other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

March 16, 2015

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement or post-effective amendment to the registration statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP